Exhibit 99.1

Global Dynamics, Corp.
43 Hakablan Street
Jerusalem, Israel 93874

February 11, 2010

Mr. Darren A. Krantz,
President & CEO
Consumer Products Services, LLC

Re:	Proposed Acquisition by Global Dynamics, Corp. (“GLOBAL”) of one hundred percent (100%) of the outstanding membership interests of Consumer Product Services LLC (“CPS”)

Dear Mr. Krantz:

This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed acquisition by GLOBAL of all of the issued and outstanding membership interests of CPS.  The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between GLOBAL and CPS (the “Agreement”), which among other things, would provide for the various matters set forth below:

1.           GLOBAL will acquire all of the issued and outstanding membership interests of CPS from the members of CPS in exchange 60% of the total issued and outstanding shares of Global Common Stock, which will be delivered upon the closing of this transaction (the “Closing Date”).   This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the shares of GLOBAL received by CPS members will be received on a tax-free basis.  The shares to be issued by GLOBAL will be “restricted securities” as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares.  It is agreed by the parties that a set-aside (Escrow) of 25% of the issued and outstanding shares of common stock common stock shall be held by Escrow Agent to be issued for the investment of the funds in paragraph 2, below.  The shares shall be distributed to the investors in paragraph 2.  10% of the issued shares of common stock common stock shall be issued to the Keystone Capital Resources LLC group.  An additional 5% shall be issued upon the completion of the capital raise.  In the event of a shortfall in the raise of capital, the 5% will be delivered pro rata to the capital raise, with the balance to the new management of the Company.

2.           GLOBAL will raise up to a total of three million ($3,000,000) dollars in a Rule 506 offering to accredited investors by selling shares of GLOBAL common stock at $0.50 per share (this price is after the 20 for 1 reverse split referred to in paragraph 4 below), basing the total valuation of the closed transaction at a value of twelve million ($12,000,000) dollars.

3.           The actual number of shares to be issued for all of the outstanding membership interests of CPS will be such amount that will equal 60% of the shares issued and outstanding after the completion of this transaction assuming all $3,000,000 is raised.

Darren A. Krantz, President
Consumer Product Services, LLC
February 11, 2010

4.           At the closing of the transaction, GLOBAL shall effectuate a reverse split of its common shares at a ratio of 20 to 1, which shall result in a total of twenty five million (25,000,000) shares of GLOBAL Common Stock being issued and outstanding at the conclusion of the transaction.  In addition, GLOBAL shall amend its Certificate of Incorporation to amend the name to reflect the acquisition of CPS, and shall amend its Certificate of Incorporation to authorize up to ten million (10,000,000) shares of preferred stock of GLOBAL.

5.           Subject to verification during the audit of CPS, the amount of monies due to Darren A. Krantz, expected to be approximately one million ($1,000,000) dollars, shall be converted into a preferred series of stock of GLOBAL.  Said preferred stock, shall be designated and issued by the Board of Directors at the closing of the transaction to be redeemable and pay an interest rate of 5%.  This preferred stock shall be redeemable at the option of the successor corporation at 25% per year for cash, including interest, or convertible into shares of common stock of Global.  The preferred shares shall also carry a super-voting right of 100 to 1 per share of the Global Common Stock.

6.           At or prior to the closing, the current shareholders of GLOBAL who own 425,000,000 shares, which represents 85% of the total issued and outstanding shares of common stock Global will be tendered for cancellation as consideration for the transfer to them of all rights to the patent and related technology owned by GLOBAL.  This will be completed as part of the acquisition of the ownership interest of CPS.

7.            The parties will use their best efforts to close this transaction on or about February 28, 2010.

8.           At the Closing, the present GLOBAL officers and directors shall deliver their respective letters of resignation, along with minutes of the GLOBAL Board of Directors accepting such resignations and appointing (Need new names for board) to the GLOBAL Board of Directors.  New Executive Officers will also be appointed.

9.           Upon Closing, the Board of Directors shall adopt a Performance Bonus Compensation Plan (“Bonus Plan”) for the new Management of GLOBAL.  The Bonus Plan shall provide as follows:

a)
After the first four (4) fiscal quarters after the closing and funding of GLOBAL, if the gross revenue reaches a level of a minimum of fifteen million ($15,000,000) and with an EBITDA of eight (8%) percent, the new Management shall be issued additional shares of common stock equal to ten (10%) percent of the total issued and outstanding GLOBAL Common Stock at the date of award;

b)
After the next four (4) fiscal quarters (or eight fiscal quarters) after the closing and funding of GLOBAL, if the gross revenue reaches a level of a minimum of twenty-two million ($22,000,000) dollars, and with an EBITDA of eight (8%) percent, the new Management shall be issued additional shares of common stock equal to ten (10%) percent (thus, totaling twenty (20%) percent) of the total issued and outstanding GLOBAL Common Stock at the date of award;

Darren A. Krantz, President
Consumer Product Services, LLC
February 11, 2010

c)
After the next four (4) fiscal quarters (or twelve fiscal quarters) after the closing and funding of GLOBAL, if the gross revenue reaches a level of a minimum of thirty million ($30,000,000) dollars, and with an EBITDA of eight (8%) percent, the management shall be issued additional shares of common stock equal to ten (10%) percent (thus, totaling thirty (30%) percent) of the total issued and outstanding GLOBAL Common Stock at the date of award;

For the purposes of the Bonus Plan, the gross revenue used above shall have a margin of error of twenty (20%) percent of the stated amount to qualify for the Bonus Plan.  In addition, an increase of the percentage of EBITDA can be used to offset a lower gross revenue at 1% per $500,000 of revenue.

10.           Employment Agreements for all new Management of CPS shall be negotiated and approved at the time of closing.

11.           CPS represents that it was formed in 2002, and that it can prepare the necessary financial statements that will be required by the SEC rules when the Form 8-K is filed to report this transaction.

12.           On the date of this Letter of Intent, the common stock of GLOBAL is registered with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), and GLOBAL has filed all reports required to be filed by Section 15(d) of the Act during the past 12 months.  These reports were, when filed, accurate, not misleading and complete in all material respects.

13.           The common stock of GLOBAL is currently listed for trading on the OTC Bulletin Board under the symbol GLDY.

14.           GLOBAL and CPS will take all necessary steps to call meetings of their respective directors as soon as possible to approve the terms of this Letter of Intent.

15.           Upon the signing of this Letter of Intent, GLOBAL and CPS will provide to each other full access to their books and records and will furnish financials and operating data and such other information with respect to their business and assets as may reasonably be requested from time to time.  If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning the other's operations, assets and business.

Darren A. Krantz, President
Consumer Product Services, LLC
February 11, 2010

16.           This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.           Each party will pay its legal and accounting expenses incurred in connection with this transaction whether or not the transaction is consummated.

18.           Upon the execution by you and return to us of this Letter of Intent, counsel for CPS and GLOBAL will prepare a definitive Agreement which shall contain provisions in accordance with this Letter together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine.  The Agreement shall be subject, in all respects, to the approval of the respective Boards of Directors of GLOBAL and CPS.

19.           It is understood that the terms set forth in this Letter of Intent may not constitute all of the major terms which will be included in the Agreement, that the terms set forth herein are subject to further discussion and negotiation, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 15 and 17.

If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this Letter.

GLOBAL DYNAMICS, CORP.

By:_______________________________
     Margalit Yosef, President

CONSUMER PRODUCT SERVICES LLC

By:_______________________________
      Darren A. Krantz, President